Exhibit 23.3

May 26, 2016

LATAM Airlines Group, S.A.

Presidente Riesco 5711, 20th Floor

Las Condes

Santiago, Chile

Telephone: 56-2-565-2525

Attn: Mr. Andrés Osorio Hermansen

Chief Financial Officer

RE: LATAM Airlines Group S.A. ("LATAM") Eleven Airbus A321-200, Two Airbus A350-900 and Four Boeing 787-9 Aircraft Appraisals

Ladies and Gentlemen:

We consent (i) to the use of the report prepared by us with respect to the aircraft referred to in the Prospectus included in LATAM’s Registration Statement on Form F-4 relating to the exchange of Pass Through Certificates, Series 2015-1, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding Pass Through Certificates, Series 2015-1, (ii) to the summary of such report in the Prospectus under the headings (a) “Prospectus Summary – Summary of Terms of Certificates,” (b) “Prospectus Summary – Loan to Aircraft Value Ratios,” (c) "Prospectus Summary – Equipment Notes, the Leases and the Aircraft," (d) “Risk Factors – Risk Factors Relating to the Certificates and the Exchange Offer – Appraisals should not be relied upon as a measure of realizable value of the Aircraft,” (e) “Description of the Aircraft and the Appraisals—The Appraisals” and (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) to reference to our Firm under the headings (a) “Prospectus Summary – Equipment Notes and the Aircraft,” (b) “Risk Factors – Risk Factors Relating to the Certificates and the Exchange Offer – Appraisals should not be relied upon as a measure of realizable value of the Aircraft,” (c) “Description of the Aircraft and the Appraisals—The Appraisals” and (d) “Experts.”

Sincerely,

AVIATION SPECIALISTS GROUP, INC.

Name: Fred J. Klein

Title: President

Main Office: 610 Herndon Parkway, Suite 600A, Herndon, VA 20170

TEL: (703) 736-9700

www.asgroup.aero